Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CELCUITY INC.

Celcuity Inc., a corporation organized and existing under and by the virtue of the Delaware General Corporation Law, as amended, through its duly authorized officer and by the authority of its Board of Directors does hereby certify that:

FIRST: The name of the corporation is Celcuity Inc. (the “Corporation”).

SECOND: The Corporation’s certificate of incorporation was originally filed with the Delaware Secretary of State on September 15, 2017 and was amended on May 11, 2018, May 12, 2022 and September 1, 2022 (as amended, the “Certificate of Incorporation”).

THIRD: This amendment to the Certificate of Incorporation has been duly authorized by the directors and the requisite stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the Delaware General Corporation Law.

FOURTH: The Certificate of Incorporation is hereby amended by deleting the text of Section 4.1 of Article 4 in its entirety and replacing such text with the following:

4.1 The aggregate number of shares the corporation has authority to issue is 97,500,000 shares, par value of $0.001 per share, consisting of 95,000,000 shares of Common Stock and 2,500,000 shares of Preferred Stock, which includes 1,850,000 shares that have been designated as Series A Convertible Preferred Stock and 650,000 shares of undesignated Preferred Stock. The Board of Directors of the Corporation has the authority, without first obtaining approval of the stockholders of the corporation or any class thereof, to establish from the undesignated shares of Preferred Stock, by resolution adopted and filed in the manner provided by law, one or more series of Preferred Stock and to fix the number of shares, the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of such class or series

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on October __, 2024.

CELCUITY INC.

By:
Name:	Brian F. Sullivan
Title:	Chief Executive Officer

[Signature page to the Certificate of Amendment of Certificate of Incorporation of Celcuity Inc.]